                                                                  EXHIBIT (a)(2)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                             O'SULLIVAN CORPORATION
                                       BY

                          TGC ACQUISITION CORPORATION
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                                THE GEON COMPANY
                                       AT

                              $12.25 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN
DAYLIGHT SAVING TIME, ON WEDNESDAY, JULY 7, 1999, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF O'SULLIVAN HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF O'SULLIVAN'S SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF O'SULLIVAN ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The Offer is conditioned upon (a) there being validly tendered and not withdrawn a number of Shares which represents at least seventy percent (70%) of the Shares outstanding on a fully diluted basis on the date of purchase, (b) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, and (c) the satisfaction of the other conditions to the Offer set forth in Section 16. The Offer is not conditioned on the receipt of financing.
                      ------------------------------------
                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares should either:

          - complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2; or

          - request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder.

A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     If a shareholder desires to tender Shares and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance may be directed to Morrow & Co., Inc., the Information Agent, at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                      ------------------------------------
                      The Dealer Manager for the Offer is:

                           McDonald Investments Inc.
                               A KEYCORP COMPANY

                                  June 8, 1999

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Section 1.   Terms of the Offer..........................................    2
Section 2.   Procedures for Tendering Shares.............................    3
Section 3.   Withdrawal Rights...........................................    6
Section 4.   Acceptance of Shares for Payment and Payment to
             Shareholders................................................    6
Section 5.   Federal Income Tax Consequences.............................    7
Section 6.   Historical Price and Dividend Information on the Shares.....    8
Section 7.   Effect of the Offer on the Market for the Shares............    8
Section 8.   Information Concerning O'Sullivan...........................    9
Section 9.   Information Concerning Geon and the Purchaser...............   10
Section 10.  Geon's Source and Amount of Funds to Complete the Offer.....   13
Section 11.  Background of the Offer.....................................   13
Section 12.  Purpose of the Offer; Geon's Plans for O'Sullivan...........   15
Section 13.  The Merger Agreement........................................   16
Section 14.  The Share Tender Agreements.................................   23
Section 15.  The Merger..................................................   24
Section 16.  Conditions to the Completion of the Offer by Geon and the
             Purchaser...................................................   25
Section 17.  Governmental Permits and Approvals; State Anti-takeover
             Laws........................................................   27
Section 18.  Fees and Expenses...........................................   28
Section 19.  Certain Legal Matters.......................................   29

SCHEDULE I
Directors and Executive Officers of Geon and the Purchaser...............   30

TO THE SHAREHOLDERS OF O'SULLIVAN CORPORATION:

     TGC Acquisition Corporation, a Virginia corporation (the "Purchaser") and a wholly owned subsidiary of The Geon Company, a Delaware corporation ("Geon"), hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of O'Sullivan Corporation, a Virginia corporation ("O'Sullivan"), at a price of $12.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of McDonald Investments Inc., A KeyCorp Company, as Dealer Manager (the "Dealer Manager"), The Bank of New York, as Depositary (the "Depositary"), and Morrow & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 18.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated June 2, 1999 (the "Merger Agreement"), among Geon, the Purchaser and O'Sullivan. The Merger Agreement provides, among other things, for the merger of the Purchaser with and into O'Sullivan (the "Merger") following the purchase of Shares pursuant to the Offer. In the Merger, each then outstanding Share (other than Shares owned by Geon or any of its subsidiaries, Shares held as treasury shares or otherwise by O'Sullivan, and Shares owned by shareholders who perfect dissenters' rights, if available under Virginia law) will be converted into the right to receive $12.25 per Share net in cash. See Section 15.

     THE BOARD OF DIRECTORS OF O'SULLIVAN HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF O'SULLIVAN'S SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF O'SULLIVAN ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The Offer is subject to the fulfillment of a number of conditions (the "Offer Conditions"), including, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which represents at least seventy percent (70%) of the Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition"). For purposes of this Offer, "on a fully diluted basis" means, as of any date, the number of Shares outstanding, together with Shares that O'Sullivan is then required to issue upon exercise of outstanding stock options (assuming all such options are then exercisable) or pursuant to any other obligation.

     In connection with the execution of the Merger Agreement, Geon and the Purchaser entered into agreements with Arthur H. Bryant II, Magalen O. Bryant and John C. O. Bryant, who together control approximately 26% of the Shares, pursuant to which these shareholders have agreed to, among other things, tender all of the Shares controlled by them into the Offer (the "Share Tender Agreements"). See Section 14.

     According to representations made by O'Sullivan in the Merger Agreement, as of June 2, 1999, 15,594,687 Shares were issued and outstanding and 301,242 Shares were reserved for future issuance upon exercise of outstanding employee stock options. As of the date of the Offer, Geon owns no Shares.

     Certain other Offer Conditions are described in Section 16. The Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the Offer Conditions (except that the Purchaser may not, without the consent of O'Sullivan, waive the Minimum Condition). See Sections 13 and 16. The Offer is not conditioned on the receipt of financing.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, Eastern Daylight Saving Time, on Wednesday, July 7, 1999, unless the Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") AND THE SATISFACTION OF THE OTHER OFFER CONDITIONS SET FORTH IN SECTION 16. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

     The Merger Agreement provides that the Purchaser may, in its discretion, extend the Expiration Date (a) if the Minimum Condition or any of the other Offer Conditions are not satisfied, or (b) if the Offer Conditions have been satisfied, for an additional five business days, so long as at the time of such extension all conditions to the Purchaser's obligation to purchase Shares pursuant to the Offer are irrevocably waived. The Purchaser may not extend the Expiration Date beyond September 8, 1999 without the consent of O'Sullivan, even if the conditions to the Offer have not been satisfied. Extension of the Expiration Date would delay the acceptance for payment of and the payment for any Shares. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 3. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If, by the Expiration Date (including any extension permitted by the Merger Agreement), any or all of the Offer Conditions have not been satisfied or waived, the Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) waive all the unsatisfied Offer Conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date (except that the Purchaser may not, without the consent of O'Sullivan, accept for payment any Shares so tendered unless the Minimum Condition has been satisfied), (c) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) amend the Offer. The Merger Agreement provides that the Purchaser may not reduce the number of Shares to be purchased in the Offer, reduce the price payable in the Offer, modify or add to the conditions in the Offer or change the form of consideration payable in the Offer, except that the Purchaser may extend the Expiration Date as described in the immediately preceding paragraph.

     The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 16. There can be no assurance that the Purchaser will exercise its right to extend the Offer beyond the period that the Merger Agreement requires the Offer to remain open. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, or the first opening of the American Stock Exchange on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders and investor response.

     O'Sullivan has provided its shareholder lists and security position listings to the Purchaser for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

SECTION 2. PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a shareholder to validly tender Shares pursuant to the Offer, either:

          - a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date; or

          - the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC is referred to herein as a "Book-Entry Confirmation." Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received from the participant in DTC tendering the Shares an express acknowledgment that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in DTC's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          - the tender is made by or through an Eligible Institution;

          - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          - the Share Certificates, representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within five New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of:

          - Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares;

          - a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message; and

          - any other documents required by the Letter of Transmittal.

Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after June 8, 1999, other than the regular quarterly dividend in the amount of $0.08 per Share with a record date of June 7, 1999. All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of O'Sullivan's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Geon, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or subject to any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

     Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a shareholder tendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number on a Substitute Form W-9 (included as part of the Letter of Transmittal) and certify under penalties of perjury that such taxpayer identification number is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct taxpayer identification number or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder, and the payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 and "Important Tax Information" in the Letter of Transmittal.

SECTION 3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 7, 1999.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Geon, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or subject to any liability for failure to give any such notification.

SECTION 4. ACCEPTANCE OF SHARES FOR PAYMENT AND PAYMENT TO SHAREHOLDERS

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Sections 1 and 16. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section 16. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

          - Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares;

          - a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message; and

          - any other documents required by the Letter of Transmittal.

The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary, the Dealer Manager and the Information Agent.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at DTC), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Geon, or to one or more direct or indirect wholly owned subsidiaries of Geon, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

SECTION 5. FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

     If Shares are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares exceeds one year. Long-term capital gain on the sale of Shares by an individual is subject to a maximum tax rate of 20%, while long-term capital gain on the sale of Shares by a corporation is generally subject to a maximum tax rate of 35%.

     The foregoing discussion is included for general information only and may not be applicable with respect to Shares received as compensation or with respect to holders of Shares who are subject to special tax treatment under the Internal Revenue Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of Shares in light of individual circumstances. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

SECTION 6. HISTORICAL PRICE AND DIVIDEND INFORMATION ON THE SHARES

     The Shares are listed on the American Stock Exchange under the symbol OSL. The following table sets forth the high and low closing sales prices per Share for each quarter of 1997 and 1998 and the first quarter of 1999 as reported on the American Stock Exchange, together with the per Share dividends paid by O'Sullivan during the same period of time as reported in publicly available sources.

                                                              HIGH       LOW      DIVIDEND
                                                             -------    ------    --------
Year Ended
December 31, 1997:
     First quarter.........................................  $ 10.75    $ 8.00     $ 0.08
     Second quarter........................................     9.69      7.94       0.08
     Third quarter.........................................    11.00      8.38       0.08
     Fourth quarter........................................    11.00      9.88       0.08
Year Ended
December 31, 1998:
     First quarter.........................................  $ 10.88    $ 8.75     $ 0.08
     Second quarter........................................    10.25      9.25       0.08
     Third quarter.........................................    10.13      8.25       0.08
     Fourth quarter........................................    10.38      7.38       0.08
Year Ending
December 31, 1999
     First quarter.........................................  $ 10.00    $ 8.06     $ 0.08

     On June 1, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement and the Purchaser's intention to commence the Offer, the closing sale price for the Shares was $9.38 per Share. On June 7, 1999, the last full trading day before commencement of the Offer, the closing sale price for the Shares was $12.13 per Share. Shareholders are urged to obtain current market quotations for the Shares.

SECTION 7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending on the number of Shares purchased in the Offer, the Shares may no longer meet the requirements of the American Stock Exchange for continued listing. According to the published policies of the American Stock Exchange, it would consider delisting the Shares if any one or more of the following conditions should exist: (a) the number of Shares publicly held is less than 200,000; (b) the total number of public shareholders is less than 300; or (c) the aggregate market value of publicly held Shares is less than $1 million. According to representations made by O'Sullivan in the Merger Agreement, as of June 2, 1999, there were 15,594,687 Shares issued and outstanding. Based upon information available to Geon, as of the date of the Offer there are approximately 3,700 record and beneficial holders of Shares.

     If the American Stock Exchange were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or market or through other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders of Shares, the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by O'Sullivan to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by O'Sullivan to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to O'Sullivan, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders meetings and the related requirement of furnishing an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of O'Sullivan and persons holding "restricted securities" of O'Sullivan to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. Geon may cause O'Sullivan to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers and other lenders to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and this could affect whether or the extent to which the Shares could continue to be used as collateral for loans made by brokers and other lenders.

SECTION 8. INFORMATION CONCERNING O'SULLIVAN

     O'Sullivan Corporation is a Virginia corporation with its principal executive offices located at 1944 Valley Avenue, Winchester, Virginia 22601. O'Sullivan was originally organized in 1896 as O'Sullivan Rubber Company. In 1970 the corporate name was changed from O'Sullivan Rubber Company to O'Sullivan Corporation to acknowledge the increasing importance of plastics manufacturing to O'Sullivan's operations.

     Subsequent to its name change and through the early 1990's, O'Sullivan concentrated on the expansion of its plastics manufacturing operations, both calendering and injection-molding. The expansion was accomplished by adding additional capacity within the corporation and the acquisition or creation of several subsidiaries to gain facilities in other regions of the United States. In 1986, O'Sullivan divested itself of its rubber operations. In 1994, O'Sullivan sold the injection-molding operations portion of its plastics products segment. In 1992, O'Sullivan created a subsidiary, Melnor Inc., to acquire substantially all the assets of a corporation engaged in the water sprinkler and lawn and garden business. O'Sullivan sold this business in July 1997.

     O'Sullivan's activities are now conducted in a single business segment: calendered plastics products. O'Sullivan manufactures calendered plastics products for the automotive and specialty plastics manufacturing industries. Calendered plastics products manufactured by O'Sullivan include vinyl sheeting for vehicular dashboard pads, swimming pool liners and covers, notebook binders, luggage, upholstered furniture, golf bags, floor tile, pond liners, protective clothing, mine curtains, boat and automobile windows and medical grade materials.

     Set forth below is a summary of certain consolidated financial information with respect to O'Sullivan and its subsidiaries excerpted or derived from the information contained in its Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999. More comprehensive financial information is included in O'Sullivan's Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other documents filed by it with the SEC, and the following summary is qualified in its entirety by reference to such information. O'Sullivan's Annual Report on Form 10-K, Quarterly Report on Form 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                             O'SULLIVAN CORPORATION
                         SELECTED FINANCIAL INFORMATION
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                           THREE MONTHS ENDED             YEAR ENDED
                                               MARCH 31,                 DECEMBER 31,
                                           ------------------    -----------------------------
                                            1999       1998       1998       1997       1996
                                           -------    -------    -------    -------    -------
INCOME STATEMENT DATA:
  Net sales..............................  $  42.9    $  41.9    $ 163.2    $ 163.6    $ 171.2
  Income before extraordinary items......      3.1        3.0       11.6        4.5       10.7
  Net income.............................      3.1        3.0       11.6        4.5       10.7
BALANCE SHEET DATA:
  Working capital........................  $  72.8    $  71.1    $  71.1    $  70.1    $  70.0
  Total assets...........................    145.9      140.6      142.9      138.0      140.8
  Long-term debt.........................        0          0          0          0          0
  Shareholders' equity...................    119.4      114.4      117.6      112.7      114.0
PER COMMON SHARE:
  Net earnings before extraordinary
     items...............................  $  0.20    $  0.19    $  0.74    $  0.29    $  0.66
  Net earnings...........................     0.20       0.19       0.74       0.29       0.66
  Net earnings -- assuming full
     dilution............................     0.20       0.19       0.74       0.29       0.66

     Available Information. O'Sullivan is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning O'Sullivan's directors and officers, their remuneration, stock options and other matters, the principal holders of O'Sullivan's securities and any material interest of such persons in transactions with O'Sullivan is required to be disclosed in proxy statements distributed to O'Sullivan's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC:
Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available on-line through EDGAR, which is located on the SEC's public access site at http://www.sec.gov.

     O'Sullivan Information. The information concerning O'Sullivan contained in this Offer to Purchase has been supplied by O'Sullivan for inclusion herein or has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although Geon and the Purchaser do not have any knowledge that any such information is incorrect, neither Geon nor the Purchaser takes any responsibility for the accuracy or completeness of such information or for any failure by O'Sullivan to disclose events that may have occurred and may affect the significance or accuracy of any such information.

SECTION 9. INFORMATION CONCERNING GEON AND THE PURCHASER

     The Purchaser is a newly incorporated Virginia corporation and a wholly owned subsidiary of Geon which to date has not conducted any business other than in connection with the Offer and the Merger. Geon is a Delaware corporation. The principal executive offices of Geon and the Purchaser are located at One Geon Center, Avon Lake, Ohio 44012-0122.

     Geon is a leading North American-based polymer services and technology company with operations in vinyl compounds, specialty vinyl resins and formulations and other value-added products and services. Geon and its subsidiaries employ nearly 2,000 people and have 19 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia and Singapore.

     Geon's operations are conducted primarily in two business segments. Geon's "Performance Polymers and Services" segment includes polyvinyl chloride ("PVC") compounds, three compounding joint ventures, specialty resins, plastisol formulators and analytical testing services. During 1998, Geon acquired three plastisol formulator businesses, Plast-o-meric, Inc., the Wilflex Division of Flexible Products Company and Adchem, Inc.

These acquisitions added a total of approximately 300 employees at five locations. Geon is the only specialty resin producer with downstream integration into plastisol formulators. The "Performance Polymers and Services" segment also includes the newly formed "Decillion" joint venture with Owens Corning that will market and manufacture material systems based on a unique technology for reinforced thermoplastic polymers. Geon owns 40% of the joint venture.

     Geon's "Resin and Intermediates" segment includes its 24% ownership in Oxy Vinyls, L.P. ("Oxy Vinyls"). Oxy Vinyls was formed on April 30, 1999 between Geon and Occidental Chemical Corporation, creating the largest North American producer of PVC suspension and mass resins. Oxy Vinyls also produces vinyl chloride monomer ("VCM") and chlorine (a principal feedstock for VCM which is an intermediate precursor to PVC). In addition to the 24% ownership in Oxy Vinyls, the "Resin and Intermediates" segment includes Geon's 50% equity holding in the Sunbelt chlor-alkali joint venture and Geon's 37.4% holding in Australian Vinyls Corporation, an Australian PVC operation.

     Geon has historically sold mass suspension PVC resin and dispersion PVC resin to O'Sullivan. During its past three fiscal years, Geon has sold between approximately $11-13 million of such resins per year to O'Sullivan. As of April 30, 1999, more than 95% of such sales, consisting solely of mass suspension PVC resin sales, will be made to O'Sullivan by the Oxy Vinyls joint venture.

     Set forth below is a summary of certain consolidated financial information with respect to Geon and its subsidiaries excerpted or derived from the information contained in its Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999. More comprehensive financial information is included in Geon's Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other documents filed by it with the SEC, and the following summary is qualified it its entirety by reference to such information. Geon's Annual Report on Form 10-K, Quarterly Report on Form 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                                THE GEON COMPANY
                         SELECTED FINANCIAL INFORMATION
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                          THREE MONTHS ENDED               YEAR ENDED
                                              MARCH 31,                   DECEMBER 31,
                                          ------------------    --------------------------------
                                           1999       1998        1998        1997        1996
                                          -------    -------    --------    --------    --------
INCOME STATEMENT DATA:
  Net sales.............................  $ 325.8    $ 324.5    $1,284.4    $1,250.0    $1,144.4
  Net income............................      9.6        5.8        13.8        22.5        12.2
BALANCE SHEET DATA:
  Commercial operating working capital
     (1)................................  $ 101.3    $  93.9    $   55.6    $   74.1    $   51.4
  Total assets..........................    838.3      846.7       802.0       872.9       736.9
  Long-term debt........................    133.8      136.1       135.4       136.4       137.2
  Shareholders' equity..................    224.4      227.8       214.1       223.8       222.4
PER COMMON SHARE:
  Net income -- basic...................  $  0.42    $  0.25    $   0.60    $   0.98    $   0.51
  Net income -- diluted.................     0.40       0.25        0.58        0.95        0.50
Special charges (after tax) included in
  diluted net income per share:
  Cumulative effect of change in
     accounting for start-up costs......  $  0.06
  Compound consolidation and
     restructuring......................     0.04               $   0.38
  Employee separation costs.............                                    $   0.39
                                          -------    -------    --------    --------    --------
                                             0.10                   0.38        0.39
  Net income per diluted share before
     special charges....................  $  0.50    $  0.25    $   0.96    $   1.34    $   0.50

---------------

(1) Commercial operating working capital is comprised of accounts receivable plus inventory less accounts payable.

     Available Information. Geon is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning Geon's directors and officers, their remuneration, stock options and other matters, the principal holders of Geon's securities and any material interest of such persons in transactions with Geon is required to be disclosed in proxy statements distributed to Geon's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the SEC and copies thereof should be obtainable from the SEC (and on-line through EDGAR) as set forth under the heading "Available Information" in Section 8.

     Forward-Looking Statements. Certain statements contained in this Offer to Purchase that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties. When used herein, the terms "anticipates," "plans," "expects," "believes" and similar expressions as they relate to Geon, the Purchaser or their respective managements are intended to identify such forward looking statements. The actual results, performance or achievements of Geon or the Purchaser may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to: (1) unanticipated changes in world, regional or U.S. PVC consumption growth rates affecting Geon's markets; (2) unanticipated changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the PVC, VCM and chlor-alkali industries; (3) fluctuations in raw material prices and supply, in particular fluctuations outside the normal range of industry cycles; (4) unanticipated delays in achieving or inability to achieve cost reduction and employee productivity goals; (5) inability to achieve or delays in achieving savings related to business consolidation and restructuring programs; (6) unanticipated production outages or material costs associated with scheduled or unscheduled maintenance programs; (7) the impact on the North American vinyl markets and supply/demand balance resulting from the economic situation in the Far East; (8) lack of direct control over the reliability of delivery and quality of the primary raw materials (PVC & VCM) utilized in Geon's products; (9) the ability to obtain financing at anticipated rates; (10) unanticipated expenditures required in conjunction with "Year 2000" compliance; (11) unanticipated costs or difficulties related to the operation of the joint venture entities; (12) unanticipated costs, difficulties or delays related to completion of the Offer or the Merger; and (13) inability to complete the Offer or the Merger.

     Beneficial Ownership of O'Sullivan Securities; Transactions with O'Sullivan. As of the date of the Offer, Geon owns no Shares. Except as set forth in this Offer to Purchase, none of Geon, the Purchaser or, to the best knowledge of Geon and the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of such persons, beneficially owns any equity security of O'Sullivan, and none of Geon, the Purchaser or, to the best knowledge of Geon and the Purchaser, any of the persons listed in Schedule I hereto, any associate or majority owned subsidiary of such persons, or any of their respective directors, executive officers or subsidiaries, has effected any transaction in any equity security of O'Sullivan during the past 60 days.

     Except as set forth in this Offer to Purchase, none of Geon, the Purchaser or, to the best knowledge of Geon and the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of such persons, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of O'Sullivan (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of O'Sullivan, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies). Except as set forth in this Offer to Purchase, none of Geon, the Purchaser or, to the best knowledge of Geon and the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with O'Sullivan or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Geon, the Purchaser or, to the best knowledge of Geon or the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of such persons, on the one hand, and O'Sullivan or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets that would require reporting under the rules of the SEC.

SECTION 10. GEON'S SOURCE AND AMOUNT OF FUNDS TO COMPLETE THE OFFER

     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $195 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Geon.

     Geon plans to obtain funds for such capital contribution through a combination of cash on hand and borrowings under its existing revolving credit facilities which are provided under two separate Credit Agreements, dated August 16, 1994, as amended, and May 27, 1999, with Citibank, N.A., as an agent, NationsBank, N.A. or an affiliate, as an agent, and various other financial institutions (the "Credit Facilities"). The Credit Facilities, which are unsecured, provide for revolving credit of up to $250 million for general corporate purposes until May 2000, with respect to the $150 million facility, and December 2001, with respect to the $100 million facility. As of the date of the Offer, there is approximately $35 million of indebtedness outstanding under the $100 million facility. Interest on borrowings under the Credit Facilities are payable, at the option of Geon, according to a fluctuating base rate, an applicable margin over LIBOR or a competitive bid rate. The Credit Facilities contain financial covenants which require Geon to maintain an interest coverage ratio, an EBITDA to debt coverage ratio and a minimum retained earnings or net loss amount. As of the date of the Offer, borrowings under the $100 million facility bear interest at less than 6.5% per year. Interest on the $150 million facility would currently bear interest at less than 6.5% per year.

     Although no definitive plan or arrangement for the repayment of borrowings under the Credit Facilities has been made, Geon anticipates that such borrowings will be repaid with internally generated funds (including, if the Merger is accomplished, those of O'Sullivan) and from other sources which may include the proceeds of future refinancings. No decision has been made concerning the method Geon will use to repay the borrowings under the Credit Facilities. Such decision will be made based on Geon's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Geon may deem appropriate.

     After completion of the Merger, Geon may use O'Sullivan's cash balance of approximately $30 million to fund a portion of the costs incurred by Geon and the Purchaser in connection with the Offer and the Merger.

SECTION 11. BACKGROUND OF THE OFFER

     On November 6, 1998, William F. Patient, then Chairman of the Board and Chief Executive Officer and current Chairman of the Board, Thomas A. Waltermire, then President and Chief Operating Officer and current President and Chief Executive Officer, and Donald P. Knechtges, Senior Vice President, Business and Technology Development, of Geon had discussions with representatives of O'Sullivan, including Arthur H. Bryant II, its Chairman of the Board, and John
S. Campbell, its President and Chief Executive Officer, regarding Geon's business strategy and the potential fit of O'Sullivan into that strategy. Geon's management described its strategy to build a flexible film business through internal growth of its Burlington, New Jersey film business and acquisitions of complementary businesses in North America. Geon initiated these discussions based upon its long-term relationship as a supplier to O'Sullivan and its belief that the shareholders of O'Sullivan might desire to have increased liquidity in their shareholdings. These discussions focused on Geon's business strategy. Neither Geon nor O'Sullivan proposed a transaction during these discussions.

     On December 14, 1998, Mr. Knechtges and John L. Rastetter, Director of Planning and Business Development, and other representatives of Geon had general discussions with representatives of O'Sullivan, including Arthur H. Bryant II and Mr. Campbell, about Geon's potential interest in acquiring O'Sullivan. Geon's management again discussed its business strategy and how O'Sullivan could fit into that strategy. Representatives of O'Sullivan stated that O'Sullivan's shareholders were considering strategic alternatives and that they would consider an acquisition that was fully valued. Representatives of O'Sullivan disclosed that the services of an investment banker, Bowles Hollowell Conner, a division of First Union Capital Markets Corp. ("BHC"), had been engaged by O'Sullivan to assist the Board of Directors in investigating strategic alternatives. Geon and O'Sullivan agreed to enter into a confidentiality agreement and O'Sullivan agreed that, upon execution of the confidentiality agreement, it would instruct BHC to send a copy of its confidential information memorandum regarding O'Sullivan to Geon. Geon did not present an offer during this meeting.

     On December 16, 1998, Geon entered into a confidentiality agreement with O'Sullivan. On December 17, 1998, BHC sent a copy of O'Sullivan's confidential information memorandum to Geon. The memorandum indicated that any further contact by Geon with O'Sullivan should be made through BHC.

     On January 8, 1999, Geon presented a non-binding indication of interest to acquire 100% of the shares of O'Sullivan. The indication of interest was made in writing by Mr. Knechtges to Brian McDonagh, Managing Director of BHC.

     On January 12, 1999, Mr. McDonagh discussed Geon's indication of interest with Messrs. Knechtges and Rastetter. On January 18, 1999, Mr. Knechtges sent a follow-up letter to Mr. McDonagh to clarify the terms of Geon's indication of interest.

     On January 22, 1999, Mr. McDonagh discussed with Messrs. Knechtges and Rastetter Geon's indication of interest expressed in Geon's January 8 letter. Mr. McDonagh stated that the indication of interest had been discussed with O'Sullivan and that a meeting of O'Sullivan's Board of Directors was anticipated to occur during the following weekend.

     On or about January 26, 1999, Mr. McDonagh discussed with Mr. Knechtges that O'Sullivan's Board of Directors thought it necessary to broaden the search for a potential buyer beyond the current discussions with Geon. Mr. McDonagh indicated that the primary reason for extending O'Sullivan's search was that the Board did not believe that Geon's indicative offer was sufficiently financially compelling to provide Geon with an exclusive position. However, Mr. McDonagh indicated that O'Sullivan desired for Geon to remain in the process. Mr. Knechtges expressed to Mr. McDonagh Geon's strong desire to remain in the process.

     On March 3, 1999, Anthony Armstrong of BHC sent updated financial information of O'Sullivan to Geon via facsimile. In that correspondence, Mr. Armstrong requested that Geon re-confirm its interest in a potential transaction with O'Sullivan by no later than March 10, 1999.

     On March 8, 1999, Geon sent to Mr. McDonagh an indication of interest to acquire 100% of the shares of O'Sullivan. Following this indication of interest by Geon, Mr. McDonagh informed Mr. Knechtges that Geon was one of several interested parties with which O'Sullivan had decided to continue discussions. Mr. McDonagh informed Mr. Knechtges that, as part of the process going forward, BHC would set up a data-room and organize a presentation by the management of O'Sullivan for each of the interested parties.

     On April 9, 1999, O'Sullivan's data-room in Winchester, Virginia was made available to employees of Geon and representatives of Geon's public accountants, Ernst & Young LLP ("E&Y"), and legal counsel, Thompson Hine & Flory LLP ("TH&F"). O'Sullivan's management presentation was made to senior employees of Geon on April 14, 1999. Representatives of Geon, E&Y and TH&F conducted financial and legal due diligence at the data-room in Winchester, Virginia, at each of O'Sullivan's plants and through numerous teleconferences with representatives of O'Sullivan.

     On April 20, 1999, Mr. McDonagh sent a letter to Mr. Knechtges which invited Geon to submit a formal, definitive proposal to acquire O'Sullivan. On April 22, 1999, BHC provided Geon with a form of merger agreement, providing for the acquisition of O'Sullivan by tender offer and follow-up merger, which it proposed be used in the transaction.

     On May 7, 1999, Geon sent to Mr. McDonagh a formal offer to purchase 100% of the outstanding shares of O'Sullivan at a price of $11.00 per Share. Geon's proposed offer included a revised copy of the form of merger agreement proposed by BHC, as well as a form of share tender agreement which Geon proposed be executed by Arthur H. Bryant II, Magalen O. Bryant and John C.O. Bryant in connection with the Offer.

     On May 21, 1999, Messrs. Waltermire, Knechtges and Rastetter of Geon met with Arthur H. Bryant II, Mr. Campbell, Mr. McDonagh and Robert L. Burrus, Jr., in his capacity as a member of O'Sullivan's executive committee, at the offices of O'Sullivan's legal counsel, McGuire Woods Battle & Booth LLP, to discuss Geon's proposed offer. Geon indicated that, subject to various conditions, including approvals of both Boards of Directors, it would increase the value of its proposal to $12.25 per Share.

     On May 24, 1999, Mr. Knechtges discussed with Mr. McDonagh Geon's position on its offer to O'Sullivan. After discussions with O'Sullivan, Mr. McDonagh contacted Mr. Knechtges and indicated that O'Sullivan's executive committee would recommend Geon's proposal of $12.25 per Share to the full Board of Directors.

     On May 25, 1999, negotiations of the Merger Agreement commenced. On the same date, as a follow-up to Geon's due diligence review, senior employees of Geon met with senior management and other representatives of O'Sullivan to clarify operating policies and practices on several outstanding issues.

     On June 1, 1999, O'Sullivan's Board of Directors met to consider Geon's offer. At the meeting, representatives of BHC provided its opinion to the Board that the consideration proposed by Geon to be paid in the acquisition, based on several analyses, was fair to O'Sullivan's shareholders from a financial point of view, which opinion BHC confirmed in writing on June 2, 1999. O'Sullivan's Board determined by unanimous vote that the proposed acquisition by Geon was fair to and in the best interests of O'Sullivan and its shareholders, authorized and approved the Merger Agreement, the Offer, the Merger and the Share Tender Agreements, and recommended that the shareholders of O'Sullivan accept the Offer and tender their Shares.

     On June 2, 1999, Geon's Board of Directors met, prior to the opening of the stock markets, to consider the proposed acquisition. Geon's Board by unanimous vote authorized and approved the proposed acquisition of O'Sullivan, the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement.

     On June 2, 1999, Geon and O'Sullivan executed the Merger Agreement and Arthur H. Bryant II, Magalen O. Bryant and John C.O. Bryant entered into the Share Tender Agreements. On the same date and prior to the opening of the stock markets, Geon and O'Sullivan issued a joint press release announcing the acquisition.

SECTION 12. PURPOSE OF THE OFFER; GEON'S PLANS FOR O'SULLIVAN

     Purpose. The purpose of the Offer and the Merger is to enable Geon to acquire control of, and the entire equity interest in, O'Sullivan. The Offer, as the first step in the acquisition of O'Sullivan, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares owned by Geon or any of its subsidiaries, Shares held as treasury shares or otherwise by O'Sullivan, and Shares owned by shareholders who perfect dissenters' rights, if available under Virginia law) will be converted into the right to receive an amount in cash equal to the price per Share paid by the Purchaser pursuant to the Offer. Although it is the Purchaser's intention to consummate the Merger as promptly as practicable, there can be no assurance that the Merger will be consummated or, if consummated, of the timing thereof. In addition to approval by O'Sullivan's Board of Directors, which occurred on June 1, 1999, consummation of the Merger will require the affirmative vote of the holders of at least seventy percent (70%) of the Shares. See Section 15.

     Plans for O'Sullivan. In connection with the Offer and the Merger, Geon and the Purchaser have reviewed and will continue to analyze, on the basis of available information, various possible business strategies that they might pursue in the event that the Purchaser acquires O'Sullivan pursuant to the Offer and the Merger.

     Geon is required by the terms of the Merger Agreement to provide the employees of O'Sullivan and its subsidiaries with benefits no less favorable than those in the aggregate provided by Geon and its subsidiaries as of the date of the Merger. Geon has also agreed, as provided in the Merger Agreement, to honor the salary continuation agreements between O'Sullivan and a number of its employees. See Section 13. Following completion of the Offer, Geon may change the dividend policy of O'Sullivan in order to meet the cash requirements of Geon and its subsidiaries, as well as those of O'Sullivan. In addition, after completion of the Merger, Geon may use O'Sullivan's cash balance of approximately $30 million to fund a portion of the costs incurred by Geon and the Purchaser in connection with the Offer and the Merger.

     Except as described in this Offer to Purchase, Geon and the Purchaser have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving O'Sullivan, or any material changes in O'Sullivan's present capitalization, employee benefit plans, corporate structure or business or any material changes or reductions in the composition of its management or personnel. Except as so described, Geon and the

Purchaser have no present plans or proposals to establish, terminate, convert or amend employee benefit plans, close any facility of O'Sullivan, change or reduce the workforce of O'Sullivan or make any other major changes in its business or policies of employment.

SECTION 13. THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which has been filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

     The Tender Offer. Pursuant to the terms of the Merger Agreement and so long as none of the Offer Conditions shall have occurred and are continuing, the Purchaser has agreed to commence the Offer as promptly as practicable but within five business days after the public announcement of the execution of the Merger Agreement. The obligations of the Purchaser to consummate the Offer and to accept for payment and promptly to pay for the Shares tendered in the Offer is subject only to the Offer Conditions, any of which may be waived by Geon and the Purchaser, except that, without the consent of O'Sullivan, the Purchaser may not waive the Minimum Condition. The Offer Conditions are for the sole benefit of Geon and the Purchaser and may be asserted by Geon and the Purchaser regardless of the circumstances giving rise to any such Offer Condition and, subject to the preceding sentence, may be waived by Geon and the Purchaser in whole or in part. The Purchaser expressly reserves the right to modify the terms of the Offer, including, without limitation, to extend the Offer beyond any scheduled expiration date; provided, however, that without the consent of O'Sullivan, the Purchaser shall not reduce the number of Shares to be purchased in the Offer, reduce the Offer Price, modify or add to the Offer Conditions or change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Offer may not be extended beyond any scheduled expiration date unless any of the Offer Conditions shall not have been satisfied; provided, however, that (a) even if the Offer Conditions have not been satisfied, the Offer may not be extended beyond the three month anniversary of the date of commencement of the Offer and
(b) if the Offer Conditions have been satisfied, then the Offer may be extended for an additional five business days, so long as at the time of such extension all conditions to the Purchaser's obligations to purchase Shares pursuant to the Offer are irrevocably waived.

     In the Merger Agreement, O'Sullivan consents to the Offer and the Merger and represents that (a) its Board of Directors (at a meeting duly called and held) (i) determined by the unanimous vote of the directors that each of the Offer and the Merger is fair to and in the best interests of the holders of Shares, (ii) approved the Offer, the Merger, the Merger Agreement and the Share Tender Agreements, (iii) recommended acceptance of the Offer and approval and adoption of the Merger Agreement by the shareholders of O'Sullivan, and (iv) took all other action necessary to render Articles 14 and 14.1 of the Virginia Stock Corporation Act inapplicable to the Offer and the Merger; and (b) BHC delivered to the Board of Directors of O'Sullivan its opinion that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the holders of Shares from a financial point of view, subject to the usual and customary assumptions and qualifications contained in such opinion. O'Sullivan has agreed to file with the SEC, as soon as practicable on the date of the commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendations referred to in clause
(a) of the preceding sentence; provided, however, that such recommendation may be withdrawn, modified or amended in accordance with the terms of the Merger Agreement governing Acquisition Proposals.

     Board Designees. The Merger Agreement provides that promptly upon the acceptance for payment of and payment by the Purchaser in accordance with the Offer for at least 70% of the outstanding Shares pursuant to the Offer (the "Offer Closing"), the Purchaser shall be entitled to designate such number of directors on the Board of Directors of O'Sullivan, rounded up to the next whole number, as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares so accepted for payment and paid for or otherwise acquired or owned by the Purchaser or Geon bears to the number of Shares outstanding. O'Sullivan and its Board of Directors shall, at such time, take any and all actions needed to cause the Purchaser's designees to be appointed to O'Sullivan's Board of Directors (including causing directors to resign).

     At all times before the Effective Time, Geon, the Purchaser and O'Sullivan shall use their reasonable efforts to ensure that at least two members of O'Sullivan's Board of Directors, as constituted on the date of the Merger Agreement, remain on O'Sullivan's Board of Directors, except to the extent that no such individuals or their appointees agree to serve as directors (the "Continuing Directors"). In the event that one or more Continuing Directors resigns from O'Sullivan's Board of Directors, Geon, the Purchaser and O'Sullivan shall permit the remaining, or in the case of the resignation of all Continuing Directors, the resigning, Continuing Director or Continuing Directors to appoint his or their successors in his or their reasonable discretion. O'Sullivan shall take all action requested by Geon which is reasonably necessary to effect any such election. In furtherance thereof, O'Sullivan will increase the size of its Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit the Purchaser's designees to be elected to the Board of Directors. As of the Offer Closing, O'Sullivan, if so requested by Geon or the Purchaser, will use its reasonable efforts to cause persons designated by the Purchaser to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of O'Sullivan and each committee of each such board (in each case to the extent of O'Sullivan's ability to elect such persons).

     Following the election or appointment of the Purchaser's designees to O'Sullivan's Board of Directors and prior to the Effective Time, and so long as there shall be at least one Continuing Director, the approval of a majority of the Continuing Directors shall be required to authorize any termination of the Merger Agreement by O'Sullivan, any amendment of the Merger Agreement requiring action by O'Sullivan's Board of Directors, any extension of time for the performance of any of the obligations or other acts of Geon or the Purchaser under the Merger Agreement and any waiver of compliance with any of the covenants, agreements or conditions under the Merger Agreement for the benefit of O'Sullivan.

     The Merger. Pursuant to the terms of the Merger Agreement, the Purchaser will be merged with and into O'Sullivan in accordance with the Virginia Stock Corporation Act. As a result of the Merger, the separate existence of the Purchaser will cease and O'Sullivan will continue as the surviving corporation under the name of "O'Sullivan Corporation" (the "Surviving Corporation"). After satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, Articles of Merger shall be filed with the Virginia State Corporation Commission. The Merger will become effective upon the issuance of a Certificate of Merger by the Virginia State Corporation Commission (the "Effective Time").

     By virtue of the Merger, at the Effective Time: (a) each share of common stock of the Purchaser then issued and outstanding will be converted into one share of common stock of the Surviving Corporation; and (b) each Share then issued and outstanding (other than any Shares which are held by O'Sullivan as treasury shares or otherwise or, directly or indirectly, by Geon or any direct or indirect subsidiary of Geon, including the Purchaser, all of which shall be canceled and none of which shall receive any payment with respect thereto), will be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive an amount in cash, without interest, equal to the price per Share paid pursuant to the Offer (the "Merger Consideration"). After the Effective Time, each holder of a certificate representing any Shares shall cease to have any rights as a shareholder of O'Sullivan, except for the right to receive the Merger Consideration therefor, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. The articles of incorporation and by-laws of the Purchaser in effect immediately prior to the Effective Time shall be the articles of incorporation and by-laws of the Surviving Corporation after the consummation of the Merger, until amended in accordance with applicable law. The directors and officers of the Purchaser immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the consummation of the Merger, until their successors are duly elected or appointed and qualified in accordance with applicable law.

     Stock Option and Other Plans. The Merger Agreement provides that each outstanding stock option to purchase Shares (an "Option") heretofore granted under O'Sullivan's 1995 Stock Option Plan, 1995 Outside Directors Stock Option Plan or 1985 Incentive Stock Option Plan or any other employee, director or other stock option plan now or formerly maintained by O'Sullivan (collectively, the "Option Plans"), whether or not vested or exercisable, shall be deemed to be canceled immediately prior to the Effective Time and shall no longer be exercisable for the purchase of Shares. The holder of each Option shall receive a payment in cash (subject to any applicable withholding taxes) at the Effective Time (the "Cash Payment") equal to the product of (x) the total number of Shares subject to such Option, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Option. The Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of O'Sullivan or any subsidiary shall be terminated by O'Sullivan effective as of the Effective Time. O'Sullivan will take all steps to ensure that neither O'Sullivan nor any of its subsidiaries is or will be bound by any Options or other options, warrants, rights or agreements which would entitle any person or entity, other than Geon or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof.

     Representations and Warranties of O'Sullivan. In the Merger Agreement, O'Sullivan has made customary representations and warranties to Geon and the Purchaser, including, but not limited to, representations and warranties relating to the following: the organization, good standing and corporate power of O'Sullivan and its subsidiaries; the authority of O'Sullivan to enter into and perform its obligations under the Merger Agreement; the capitalization of O'Sullivan; consents and approvals required in connection with the Merger Agreement; filings made by O'Sullivan with the SEC; the accuracy of O'Sullivan's financial statements; the absence of material changes or developments since December 31, 1998; O'Sullivan's possession of and compliance with all material permits required by its business; pending and threatened litigation; labor and employee benefit matters; filing of tax returns and payment of taxes; material liabilities; broker's and finder's fees; compliance with environmental laws and regulations; state anti-takeover statutes and O'Sullivan's lack of a shareholder rights plan; opinion of a financial advisor; material contracts; vote required for the Merger; real and personal property; intellectual property rights; insurance; inventory; and computer software and databases and "Year 2000" compliance.

     Representations and Warranties of Geon and the Purchaser. Geon and the Purchaser have also made customary representations and warranties in the Merger Agreement, including, but not limited to, representations and warranties relating to the following: the organization, good standing and corporate power of Geon and the Purchaser; the authority of Geon and the Purchaser to enter into and perform their obligations under the Merger Agreement; consents and approvals required in connection with the Merger Agreement; broker's and finder's fees; availability of sufficient funds to consummate the Offer and the Merger; lack of ownership of any Shares as of the date of the Merger Agreement; and the formation of the Purchaser solely to consummate the Offer and the Merger.

     Conduct of O'Sullivan Pending the Effective Time. O'Sullivan has agreed that, except as contemplated or permitted by the Merger Agreement or otherwise approved in writing in advance by Geon, from the date of the Merger Agreement until the Effective Time, O'Sullivan and each of its subsidiaries will conduct their respective operations in the ordinary and usual course of business consistent with past practice and will use their reasonable best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them.

     O'Sullivan has agreed that neither it nor any of its subsidiaries will, from the date of the Merger Agreement until the Effective Time (a) make any change in its articles of incorporation or by-laws; (b) issue or sell any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date hereof) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (c) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (d) except for regular quarterly dividends, declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, any shares of its capital stock; (e) enter into any contract or commitment with respect to capital expenditures in excess of $1 million or enter into any other material contract except contracts in the ordinary course of business, it being understood that O'Sullivan shall be permitted to make all capital expenditures contemplated in its 1999 capital expenditure budget; (f) release or relinquish any material contract rights other than in the ordinary course of business; (g) adopt, enter into or amend in any material respect
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

any employee benefit plan or non-employee benefit plan or program, employment agreement, severance agreement, stay-in-place bonus agreement, license agreement or retirement agreement or, except in the ordinary course of business and consistent with past practice or as required under any employee benefit plan, contract, agreement or arrangement listed in the schedules to the Merger Agreement, pay or commit to pay any bonus or contingent or other extraordinary compensation to any employee or director or increase in any manner the compensation or fringe benefits payable to any employee or director; (h) merge, consolidate or enter into a share exchange with any person or entity, acquire a material amount of capital stock or assets of any person or entity, or sell, lease, license, mortgage, pledge or otherwise dispose of a material amount of assets to any person or entity, except for the purchase or sale of inventory in the ordinary course of business consistent, in all material respects, with past practice; (i) other than in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien any assets or incur or modify any indebtedness or other liability or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person or entity;
(j) agree to the settlement of any material claim or litigation; (k) make any material tax election or settle or compromise any material tax liability; (l) make any material change in its method of accounting; (m) agree, in writing or otherwise, to take any of the foregoing actions; (n) take any action, engage in any transaction or enter into any agreement which would cause any of O'Sullivan's representations or warranties set forth in the Merger Agreement to be untrue as of the Closing Date; or (o) purchase or acquire, or offer to purchase or acquire, any Shares.

     Reasonable Best Efforts. O'Sullivan, Geon and the Purchaser have agreed that they will, and will cause each of their subsidiaries to, subject to the terms and conditions of the Merger Agreement, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Effective Time, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with O'Sullivan and its subsidiaries as are necessary for consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger. O'Sullivan, Geon and the Purchaser shall use their reasonable efforts to consummate the Merger as promptly as practicable after the closing of the Offer.

     Special Meeting of Shareholders; Proxy Statement. O'Sullivan has agreed, promptly after the expiration or termination of the Offer, if required to consummate the Merger, to call a special meeting of the holders of Shares, in accordance with applicable law, for the purpose of voting upon the Merger Agreement and the Merger. O'Sullivan has agreed to use its reasonable efforts to solicit from its shareholders proxies, and shall take all other action necessary and advisable, to secure the vote of shareholders required by applicable law or its Amended and Restated Articles of Incorporation, as amended, to obtain the approval for the Merger Agreement and the Merger. O'Sullivan has agreed that it will, subject to the provisions of the Merger Agreement governing Acquisition Proposals, include in the proxy or information statement prepared in connection with the special meeting of shareholders the recommendation of its Board of Directors that holders of Shares approve and adopt the Merger Agreement and approve the Merger. Geon will cause all Shares owned by Geon and its subsidiaries to be voted in favor of the Merger.

     No Solicitation of Other Offers. O'Sullivan has agreed that, from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, neither O'Sullivan nor any of its subsidiaries shall, directly or indirectly, take (and O'Sullivan shall not authorize or permit the officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates of O'Sullivan or its subsidiaries to so take) any action to (a) solicit, initiate, encourage or take any other action to facilitate the submission of any Acquisition Proposal, or (b) participate in any way in discussions or negotiations with or furnish any information (whether public or nonpublic) to any person or entity (other than Geon or the Purchaser) in connection with an Acquisition Proposal; provided, however, that O'Sullivan may take any action described in clause (b) above, if
(i) such action is taken in connection with an unsolicited Acquisition Proposal,
(ii) the Board of Directors believes in its good faith judgment (based on the advice of its financial and legal advisors) that failing to take such action would constitute a breach of its fiduciary duties, and (iii) in the case of the disclosure of nonpublic information relating to O'Sullivan in connection with an Acquisition Proposal, the disclosure of such information is covered by a confidentiality agreement that provides substantially the same protection to O'Sullivan as is afforded by the confidentiality agreement entered into between Geon and O'Sullivan in connection with the transactions contemplated by the Merger Agreement.

     In addition, neither the Board of Directors of O'Sullivan nor any committee thereof shall withdraw or modify in a manner adverse to Geon or the Purchaser the approval and recommendation of the Offer and the Merger Agreement or approve or recommend any Acquisition Proposal, provided that the Board of Directors (or a committee thereof) may, prior to the acceptance for payment of Shares pursuant to the Offer, recommend to its shareholders an unsolicited Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (a) the Board of Directors of O'Sullivan has determined in its good faith judgment (based on the advice of its financial and legal advisors) that the unsolicited Acquisition Proposal is a Superior Proposal, and (b) simultaneously with such withdrawal, modification or recommendation, O'Sullivan terminates the Merger Agreement and pays to Geon the Break-up Fee (as defined below). Any actions taken by O'Sullivan or its subsidiaries or their officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates prior to the date of the Merger Agreement in soliciting, encouraging, initiating, facilitating or participating in any discussions relating to any Acquisition Proposal shall not be construed to render an Acquisition Proposed received after the date hereof a solicited Acquisition Proposal.

     O'Sullivan has agreed that it will promptly notify Geon orally and in writing of any Acquisition Proposal or any inquiries with respect thereto. Any such written notification will include the identity of the person or entity making such inquiry or Acquisition Proposal and a description of the material terms of such Acquisition Proposal (or the nature of the inquiry) and will indicate whether O'Sullivan is providing or intends to provide the person or entity making the Acquisition Proposal with access to nonpublic information relating to O'Sullivan or any of its subsidiaries. O'Sullivan will, to the extent reasonably practicable, also promptly inform Geon of any material change in the details (including amendments or proposed amendments) of any such request or Acquisition Proposal. In the event that the Board of Directors of O'Sullivan determines that an Acquisition Proposal is a Superior Proposal and desires to terminate the Merger Agreement, it will give Geon written notice of its intention to terminate the Merger Agreement no later than three business days in advance of any date that it intends to terminate the Merger Agreement. During that three business day period, Geon will have the right, by giving written notice to O'Sullivan, to match the terms of such Superior Proposal. If Geon notifies O'Sullivan within such three business day period that it agrees to match the terms of the Superior Proposal, O'Sullivan will forthwith cease any discussion with the person or entity making the Superior Proposal, and Geon and O'Sullivan will promptly incorporate the terms of the Superior Proposal into the Merger Agreement, which except for such amendments will remain in full force and effect.

     "Acquisition Proposal" means any proposal or offer from any person or entity relating to any direct or indirect acquisition or purchase of a substantial amount of assets of O'Sullivan or any of its subsidiaries (other than investors in the ordinary course of business) or of over 20% of any class of equity securities of O'Sullivan or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning more than 20% of any class of equity securities of O'Sullivan or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving O'Sullivan and taken as a whole its subsidiaries other than the transactions contemplated by the Merger Agreement. "Superior Proposal" means a bona fide Acquisition Proposal on terms which a majority of the members of the Board of Directors of O'Sullivan determines in its good faith judgment (based on the advice of its financial and legal advisors) to be more favorable to O'Sullivan and its shareholders than the transactions contemplated by the Merger Agreement.

     The parties have agreed that nothing contained in the Merger Agreement shall prohibit O'Sullivan from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to O'Sullivan's shareholders if, in the opinion of the Board of Directors of O'Sullivan, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties to O'Sullivan's shareholders under applicable law; provided that O'Sullivan does not, except as permitted above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal.

     Indemnification of O'Sullivan's Directors and Officers. The parties have agreed in the Merger Agreement that the articles of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in O'Sullivan's Amended and Restated Articles of Incorporation, as amended, and By-Laws on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of O'Sullivan, unless such modification is required by law.

     Geon has agreed to, for a period of six years from the Effective Time, either (a) maintain in effect O'Sullivan's current directors' and officers' liability insurance covering those persons who are currently covered on the date of the Merger Agreement by O'Sullivan's directors' and officers' liability insurance policy (the "Indemnified Parties"); provided that Geon will not be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by O'Sullivan for such insurance (in which case Geon shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount); and provided further that Geon may substitute for such policies, policies with at least the same coverage containing terms and conditions which are no less advantageous, if said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, or (b) cause Geon's directors' and officers' liability insurance to cover those persons who are covered on the date of the Merger Agreement by O'Sullivan's directors' and officers' liability insurance policy with respect to those matters covered by O'Sullivan's directors' and officers' liability policy.

     Geon has also agreed to, from and after the date of purchase of Shares pursuant to the Offer, indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of O'Sullivan or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of O'Sullivan or any of its subsidiaries, occurring prior to the Effective Time, including, without limitation, the transactions contemplated by the Merger Agreement. Without limitation of the foregoing, in the event that any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by the Merger Agreement, occurring prior to, and including, the Effective Time, Geon, from and after the date of purchase of Shares pursuant to the Offer, will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

     HSR Act. O'Sullivan and Geon have agreed that they will, within five business days from the date of the Merger Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     Employee Benefits. Geon has agreed that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the employees (and former employees) of O'Sullivan and its subsidiaries will continue to be provided with employee benefits and benefit plans no less favorable in the aggregate than those provided by O'Sullivan and its subsidiaries as of the Effective Time. Geon will, and will cause the Surviving Corporation to, honor employee (or former employee) benefit obligations and contractual rights existing as of the Effective Time and all employment, incentive and deferred compensation or severance agreements, plans or policies adopted by the Board of Directors of O'Sullivan (or any committee or subcommittee thereof) prior to the date of the Merger Agreement in accordance with their terms, in each case to the extent disclosed in the schedules to the Merger Agreement. Geon will provide employees of O'Sullivan and its subsidiaries with credit for service with O'Sullivan or any of its subsidiaries or predecessors prior to the Effective Time for purposes of determining eligibility to participate, vesting, benefits and benefit accrual under any employee benefit plans of Geon or its subsidiaries. Employees of O'Sullivan and its subsidiaries shall not be subject to pre-existing condition limitations, proof of insurability requirements or any similar conditions or requirements under health benefit plans maintained by Geon or its subsidiaries that would delay commencement of an employee's participation in, or limit an employee's level of coverage under, any of the health benefit plans of Geon or its subsidiaries.

     The Merger Agreement also states that, provided that the Board of Directors of O'Sullivan has taken action to eliminate the requirement that the Trust Agreement for O'Sullivan Corporation Salary Continuation Agreements, with First Union National Bank as trustee and dated as of November 18, 1997 (the "Salary Continuation Agreements Trust"), be fully funded for all current benefit obligations upon a change of control of O'Sullivan, the Surviving Corporation shall, from and after the Effective Time, assume and fully discharge, and Geon shall guarantee the performance of, all obligations of O'Sullivan (and the Surviving Corporation) under the salary continuation agreements listed on Appendix A of the Salary Continuation Agreements Trust or on the schedules to the Merger Agreement. Geon, O'Sullivan and their subsidiaries (including the Surviving Corporation) shall not amend or terminate any of such salary continuation agreements at any time, shall continue to make sufficient cash deposits into the Salary Continuation Agreements Trust to permit the trustee to pay all premiums required to be paid pursuant to life insurance contracts held in the Salary Continuation Agreements Trust and shall not directly or indirectly take any action that would in any way diminish or reduce the cash surrender value of such life insurance contracts (including, but not limited to, borrowing against the cash surrender value of the life insurance contracts).

     Conditions to the Merger. The parties have agreed that the respective obligations of Geon and the Purchaser, on the one hand, and O'Sullivan, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions: (a) to the extent required by applicable law or O'Sullivan's Amended and Restated Articles of Incorporation, as amended, the Merger Agreement and the Merger shall have been approved and adopted by holders of at least seventy percent (70%) of the Shares; (b) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated; (c) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by the Merger Agreement; provided, however, that in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; (d) the Purchaser shall have accepted for payment and paid for the Shares tendered pursuant to the Offer; and (e) no statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of Shares illegal.

     Termination. The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by O'Sullivan's shareholders: (a) by mutual written consent of O'Sullivan, on the one hand, and of Geon and the Purchaser, on the other hand; (b) by either Geon or O'Sullivan if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; (c) by either Geon or O'Sullivan if the Effective Time shall not have occurred within six months after commencement of the Offer unless the Effective Time shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the Merger Agreement on the part of the party seeking to terminate the Merger Agreement; (d) by Geon or O'Sullivan if the Offer is terminated or expires in accordance with its terms without the Purchaser having purchased any Shares thereunder due to a failure of any of the Offer Conditions to be satisfied, unless such termination or expiration has been caused by or results from the failure of the party seeking to terminate the Merger Agreement to perform in any material respect any of its respective covenants or agreements contained in the Merger Agreement; (e) subject to the payment of the Break-up Fee (as defined below), by either Geon or O'Sullivan if the Board of Directors of O'Sullivan determines that an Acquisition Proposal will result in a Superior Proposal and the Board believes (and has been advised by counsel) that a failure to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; (f) prior to the consummation of the Offer, by O'Sullivan, if any of the representations and warranties of Geon or the Purchaser contained in the Merger Agreement were untrue or incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect, or Geon or the Purchaser shall have breached or failed to comply in any material respect with any of their respective obligations, covenants or agreements under the Merger Agreement, including, without limitation, their obligation to commence the Offer within the time period required by the Merger Agreement; and
(g) by O'Sullivan, if Geon or the Purchaser shall have terminated the Offer prior to the closing of the Offer, the Offer is terminated or expires without the Purchaser having purchased any Shares, or the Purchaser or Geon fails to purchase validly tendered Shares in violation of the terms and conditions of the Offer or the Merger Agreement.

     In the event of the termination of the Merger Agreement by O'Sullivan, Geon or the Purchaser in accordance with the immediately preceding paragraph, written notice of such termination shall forthwith be given to the other party or parties specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement shall become void and have no effect, and there shall be no liability thereunder on the part of Geon, the Purchaser or O'Sullivan, except that the provisions of the Merger Agreement relating to confidentiality, the Break-up Fee (as defined below), fees and expenses, and termination shall survive any termination of the Merger Agreement.

     Fees and Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement will be paid by the party incurring the costs and expenses.

     Break-up Fee. The parties have agreed that if (a) the Merger Agreement is terminated by O'Sullivan because the Board of Directors of O'Sullivan has determined that an Acquisition Proposal will result in a Superior Proposal and the Board of Directors believes (and has been advised by counsel) that a failure to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties, (b) the Board of Directors of O'Sullivan fails to recommend, withdraws, modifies or changes its recommendation of the Offer or the Merger in any respect adverse to Geon or the Purchaser, or has resolved to do so, for any reason other than a breach by Geon or the Purchaser in any material respect of its representations or warranties contained in the Merger Agreement or a failure by Geon or the Purchaser to perform in any material respect any of its covenants or agreements contained in the Merger Agreement, or (c) prior to the purchase of Shares by the Purchaser, O'Sullivan violates its obligations with respect to Acquisition Proposals in any material respect and thereafter enters into an agreement to effect a Superior Proposal, then O'Sullivan shall pay Geon a fee of $5 million. Payment of the $5 million by O'Sullivan shall be the exclusive remedy of Geon and the Purchaser for any of the matters referred to in clauses (a), (b) or (c) of this paragraph.

     Waiver. The parties have agreed in the Merger Agreement that they may, subject to the provisions of the Merger Agreement relating to the timing of the Offer, at any time prior to the Effective Time, by action taken in writing by or on behalf of their respective Boards of Directors (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement by any other applicable party or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other applicable party, or (c) waive compliance with any of the agreements or conditions contained herein.

SECTION 14. THE SHARE TENDER AGREEMENTS

     In connection with the execution of the Merger Agreement, Geon and the Purchaser entered into the Share Tender Agreements with Arthur H. Bryant II, Magalen O. Bryant and John C. O. Bryant (the "Bryants"), who together control approximately 26% of the Shares, pursuant to which the Bryants have agreed to, among other things, tender all of the Shares controlled by them into the Offer. The following is a summary of the material terms of the Share Tender Agreements and is qualified in its entirety by reference to the copies of the Share Tender Agreements filed as exhibits to the Schedule 14D-1 and incorporated herein by reference.

     Tender of Shares. The Bryants have agreed to validly tender (and not withdraw), or cause the record owner of such Shares to validly tender (and not withdraw), and sell pursuant to and in accordance with the terms of the Offer all of the Shares controlled by them, subject to the terms and conditions of the Merger Agreement.

     Transfer of Shares. The Bryants have agreed that, during the term of the Share Tender Agreements, they will not (a) tender into any tender or exchange offer (other than the Offer) or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any encumbrance, any of the Shares controlled by them, (b) exercise any of the options to acquire Shares held by them (except to the extent permitted under the Merger Agreement), (c) deposit the Shares controlled by them into a voting trust, enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect to such Shares, or (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition, sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any Shares or any other securities of O'Sullivan.

     Voting of Shares. The Bryants have agreed, so long as the Share Tender Agreements remain in effect, to vote all of the Shares controlled by them (a) in favor of the approval and adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or agreement of O'Sullivan contained in the Merger Agreement or would impede, interfere with, delay or prevent the consummation of the Merger or the purchase of Shares pursuant to the Offer; provided that this provision shall not prevent Arthur H. Bryant II or John C. O. Bryant from exercising their fiduciary duties as directors of O'Sullivan, including with respect to the provisions of the Merger Agreement governing Acquisition Proposals.

     No Solicitation. The Bryants have agreed that they will not, directly or indirectly, through any agent, financial advisor, attorney, accountant or other representative or otherwise, (a) solicit, initiate or take any other action to facilitate any inquiries or the making of any proposal which constitutes an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, (c) in connection with an Acquisition Proposal, disclose any nonpublic information relating to O'Sullivan or afford access to the properties, books or records of O'Sullivan to any person, or (d) otherwise cooperate in any way with, assist, participate in, facilitate or encourage any effort or attempt by any other person or entity to make an Acquisition Proposal; provided that this provision shall not prevent Arthur H. Bryant II or John C. O. Bryant from exercising their fiduciary duties as directors of O'Sullivan, including with respect to the provisions of the Merger Agreement governing Acquisition Proposals.

     Termination. The Share Tender Agreements will automatically, without any notice to or action by any party, terminate (a) upon the earlier to occur of (i) the purchase of all of the Shares controlled by the Bryants pursuant to the Offer or (ii) the termination of the Merger Agreement in accordance with its terms, or (b) by the mutual written consent of the Bryants and Geon.

SECTION 15. THE MERGER

     Vote Required to Approve the Merger. Under the Virginia Stock Corporation Act and O'Sullivan's Amended and Restated Articles of Incorporation, as amended, the Merger requires the approval of O'Sullivan's Board of Directors. The Virginia Stock Corporation Act also provides that any merger of a corporation, subject to certain exceptions not applicable to the Merger, must be approved by a vote of more than two-thirds of the corporation's voting shares, unless the corporation's board of directors or articles of incorporation specify a higher vote or the corporation's articles of incorporation specify a lower vote not less than a majority. O'Sullivan's Amended and Restated Articles of Incorporation, as amended, provide that any merger of the corporation with an interested shareholder, which includes any entity that owns more than ten percent (10%) of the corporation's outstanding voting shares, requires the affirmative vote of at least seventy percent (70%) of the corporation's outstanding voting shares, regardless of whether any vote of the shareholders or a lower vote of the shareholders is required by law.

     Accordingly, if the Purchaser acquires at least seventy percent (70%) of the Shares pursuant to the Offer, the Purchaser would have the voting power to approve the Merger without the vote of any other shareholder and could effect the Merger by so voting and by action of the Board of Directors of the Purchaser, O'Sullivan's Board of Directors having already approved the Merger on June 1, 1999. This will be the case if the Minimum Condition is satisfied. Pursuant to and subject to the terms of the Share Tender Agreements, Arthur H. Bryant II, Magalen O. Bryant and John C. O. Bryant, who together control approximately 26% of the Shares, have agreed to 'tender all of the Shares controlled by them into the Offer. In addition, Geon has agreed in the Merger Agreement to cause the Purchaser to vote in favor of the Merger all of the Shares purchased by the Purchaser pursuant to the Offer.

     Dividends and Distributions. O'Sullivan has agreed that, from the date of the Merger Agreement until the Effective Time, O'Sullivan will not declare, pay, set aside or make any dividend or make any other distribution or payment with respect to the Shares, other than regular quarterly dividends. See Section 13.

     Dissenters' Rights. Shareholders do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, shareholders of O'Sullivan who comply with all of the requirements of the Virginia Stock Corporation Act and do not vote in favor of the Merger may have the right to dissent from the Merger and demand payment of the "fair value" of their Shares outstanding immediately prior to the Effective Time.

     Under Section 13.1-730 of the Virginia Stock Corporation Act, dissenter's rights are not available with respect to the shares of a corporation which, as of the record date fixed to determine the shareholders entitled to receive notice of and to vote at the shareholders meeting to act upon the agreement or plan of merger, were either (a) listed on a national securities exchange or the Nasdaq National Market or (b) held of record by at least 2,000 shareholders, unless in either case (i) the corporation's articles of incorporation provide otherwise, (ii) the holders of such shares are required by the terms of such agreement or plan to accept for such shares anything except cash and/or shares of the surviving or acquiring corporation or another corporation that is listed on a national securities exchange or the Nasdaq National Market or the shares of which are held of record by at least 2,000 shareholders, or (iii) the transaction to be voted on is an "affiliated transaction" that has not been approved by a majority of the corporation's disinterested directors. See Section 17.

     If the conditions of Section 13.1-730 of the Virginia Stock Corporation Act are not met and the Merger is consummated, the holders of Shares not purchased pursuant to the Offer will have the right to dissent from the Merger and demand payment of the "fair value" of their Shares outstanding immediately prior to the Effective Time. Dissenting shareholders must comply with the applicable statutory procedures and must not vote in favor of the Merger in order to dissent. The "fair value" of the Shares means the value of the Shares immediately prior to the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable.

     The "fair value" estimation is first made by the corporation. Dissenters who are dissatisfied with the corporation's "fair value" estimation may then notify the corporation of their own "fair value" estimation. If the corporation and a dissatisfied shareholder cannot settle on the amount owed, the shareholder will ultimately be entitled to a judicial determination of "fair value." Any such judicial determination of the "fair value" of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values, the investment value of the Shares and any other valuation considerations generally accepted in the investment community. The "fair value" of the Shares so determined could be more or less than the price per Share to be paid pursuant to the Offer and the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF VIRGINIA LAW.

     "Going Private" Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (b) the Merger or other substantially similar business combination is consummated within one year after the termination of the Offer and the amount paid per Share in the Merger or other substantially similar business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the transaction.

SECTION 16. CONDITIONS TO THE COMPLETION OF THE OFFER BY GEON AND THE PURCHASER

     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1c under the Exchange Act (relating to a bidder's obligation to pay for or return tendered shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered and may terminate or amend the Offer in accordance with the Merger Agreement and may postpone the acceptance of and payment for Shares if (a) the Minimum Condition has not been satisfied, (b) any applicable waiting period under the HSR Act shall not have expired or been terminated, or (c) at any time on or after the date of the Merger Agreement and at or before the Expiration Date (as the same may be extended from time to time) any of the following shall occur:

        - any court or domestic government or governmental authority or agency shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree or injunction or other order or the Antitrust Division or the FTC has indicated to Geon and O'Sullivan that it may seek to obtain a decree, injunction or other order which (a) makes illegal, materially delays or otherwise directly or indirectly materially restrains or prohibits the Offer or the Merger, (b) prohibits or materially limits the ownership or operation by Geon or the Purchaser of all or any material portion of the business or assets of O'Sullivan or compels Geon or the Purchaser to dispose of all or any material portion of the business or assets of Geon or the Purchaser or O'Sullivan, or imposes any limitations on the ability of Geon or the Purchaser to conduct its business or own such assets, (c) imposes limitations on the ability of Geon or the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Geon or the Purchaser on all matters properly presented to O'Sullivan's shareholders, (d) requires divestiture by Geon or the Purchaser of any Shares, or (e) otherwise materially adversely affects the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects (the "Condition") of O'Sullivan and its subsidiaries taken as a whole;

        - there shall have occurred (a) any general suspension greater than 24 hours of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (d) a declaration of war by the United States having a material adverse effect on O'Sullivan or materially adversely affecting (or materially delaying) the consummation of the Offer, or (e) in the case of any of the situations described in clauses (a) through (c) inclusive existing at the date of commencement of the Offer, a material acceleration or worsening thereof;

        - all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by O'Sullivan, Geon or the Purchaser with or from any governmental or regulatory entity in connection with the execution, delivery and performance of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained and such failure could reasonably be expected to have a material adverse effect on the Condition of O'Sullivan and its subsidiaries taken as a whole or could be reasonably likely to prevent or materially delay consummation of the transactions contemplated by the Merger Agreement;

        - any representation or warranty made by O'Sullivan in the Merger Agreement (a) was untrue or incorrect in any material respect when made or has become untrue or incorrect in any material respect and (b) at the time of termination or amendment remains untrue or incorrect in any material respect;

        - there shall have been a breach by O'Sullivan of any of its covenants or agreements contained in the Merger Agreement in any material respect;

        - O'Sullivan's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Geon or the Purchaser its recommendation of the Offer or the Merger, or shall have resolved to do so; or

        - the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of the Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, would make it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser, or may be waived by the Purchaser, in whole or in part at any time and from time to time in its sole discretion; provided, however, that without the consent of O'Sullivan, Geon and the Purchaser shall not waive the Minimum Condition.

SECTION 17. GOVERNMENTAL PERMITS AND APPROVALS; STATE ANTI-TAKEOVER LAWS

     Governmental Permits and Approvals. Except as otherwise disclosed in this Offer to Purchase, based on information furnished by O'Sullivan or filed by O'Sullivan with the SEC, neither Geon nor the Purchaser is aware of (a) any license or regulatory permit that appears to be material to the business of O'Sullivan, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or
(b) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated in this Offer to Purchase. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. Although the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of O'Sullivan, Geon or the Purchaser or that certain parts of the businesses of O'Sullivan, Geon or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 16.

     Antitrust. Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Geon filed a Notification and Report Form with respect to the Offer on June 3, 1999, and O'Sullivan filed a Notification and Report Form with respect to the Offer on June 4, 1999.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Geon. Accordingly, because Geon made the filing on June 3, 1999, the waiting period with respect to the Offer will expire at 11:59 p.m., Eastern time, on June 18, 1999 unless Geon or O'Sullivan receives a request for additional information or material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Geon or O'Sullivan concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., Eastern time, on the tenth calendar day after the date of substantial compliance by Geon or O'Sullivan with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of Geon. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 16.

     Private parties and state attorneys general may also bring action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Geon and O'Sullivan are engaged, Geon and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result.

     State Anti-takeover Laws. Article 14 of the Virginia Stock Corporation Act (the "Affiliated Transactions Statute") prohibits a publicly held Virginia corporation from merging with an "interested shareholder," which includes any entity that owns ten percent (10%) or more of the corporation's outstanding voting shares, for a period of three years after the date of the transaction in which the shareholder became an interested shareholder, unless (a) a majority of disinterested directors approved in advance the transaction in which the shareholder became an interested shareholder or (b) the affiliated transaction is approved by the affirmative vote of a majority of the disinterested directors and the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder. A corporation may engage in an affiliated transaction with an interested shareholder beginning three years after the date of the transaction in which the person became an interested shareholder, if the transaction is approved by a majority of the disinterested directors or by two-thirds of the disinterested shareholders or if the transaction complies with certain fair price provisions. Since the Board of Directors of O'Sullivan on June 1, 1999 approved the acquisition of Shares by the Purchaser pursuant to the Offer, the Affiliated Transactions Statute will not be applicable to the Offer or the Merger.

     Article 14.1 of the Virginia Stock Corporation Act (the "Control Share Acquisitions Statute") provides that shares of a publicly held Virginia corporation that are acquired in a "control share acquisition" will have no voting rights unless such rights are conferred on the acquired shares by the vote of a majority of all the outstanding shares other than interested shares. A "control share acquisition" includes the acquisition of such number of voting shares which would allow the acquirer to have voting power within the following ranges or to move upward from one range into another: (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; or (c) more than a majority. The Control Share Acquisitions Statute does not apply to the acquisition of voting shares in a tender offer that is made pursuant to an agreement to which the publicly held Virginia corporation is a party. Since the Offer is being made by the Purchaser pursuant to the Merger Agreement, the Control Share Acquisitions Statute will not apply to the Purchaser's acquisition of Shares in the Offer.

     In 1995, in WLR Foods, Inc. v. Tyson Foods Inc., the United States Court of Appeals for the Fourth Circuit held that the Affiliated Transactions Statute and the Control Share Acquisitions Statute are not preempted by applicable federal securities law, are constitutional and, even though the statutes favor incumbent management over bidders, do not impermissibly restrict the ability of a bidder to take over a Virginia corporation.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, the Supreme Court of the United States in Edgar v. MITE Corp. invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, the Supreme Court in CTS Corp. v. Dynamics Corp. of America held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of shareholders in Indiana and are incorporated there. Subsequently, a number of federal courts ruled that various state anti-takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     O'Sullivan conducts business in a number of states throughout the United States, some of which have enacted anti-takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state anti-takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state anti-takeover law is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 16.

SECTION 18. FEES AND EXPENSES

     McDonald Investments Inc., A KeyCorp Company ("McDonald") is acting as Dealer Manager in connection with the Offer. Geon has agreed to pay McDonald a fee of $50,000 in connection with the Offer. In addition, Geon has agreed to reimburse McDonald for its reasonable out-of-pocket expenses, including, without limitation, reasonable fees and expenses of its legal counsel, incurred in connection with the Offer or otherwise arising out of McDonald's engagement, and has also agreed to indemnify McDonald and certain related parties against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws, arising out of McDonald's engagement.

     Morrow & Co., Inc. has been retained by Geon as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. Geon will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. Geon has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

     The Bank of New York has been retained by Geon as the Depositary in connection with the Offer. Geon will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

     Except as set forth above, neither Geon nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Geon or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

SECTION 19. CERTAIN LEGAL MATTERS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither Geon nor the Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent Geon or the Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF GEON OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     GEON AND THE PURCHASER HAVE FILED WITH THE SEC A TENDER OFFER STATEMENT ON
SCHEDULE 14D-1 PURSUANT TO RULE 14d-3 UNDER THE EXCHANGE ACT, TOGETHER WITH EXHIBITS, FURNISHING CERTAIN ADDITIONAL INFORMATION WITH RESPECT TO THE OFFER, AND MAY FILE AMENDMENTS THERETO. COPIES OF SUCH SCHEDULE 14D-1 AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS, MAY BE OBTAINED FROM THE SEC IN THE MANNER SET FORTH UNDER THE HEADING "AVAILABLE INFORMATION" IN SECTION 8 (EXCEPT THAT SUCH MATERIAL WILL NOT BE AVAILABLE AT THE REGIONAL OFFICES OF THE SEC).

                          TGC ACQUISITION CORPORATION

June 8, 1999

                                   SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF GEON AND THE PURCHASER

     Geon. Set forth below are the names, business addresses and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Geon. The business address of each such person is One Geon Center, Avon Lake, Ohio 44012-0122, and each such person is a United States citizen. Directors of Geon are indicated by an asterisk.

                                                  PRINCIPAL OCCUPATION OR EMPLOYMENT;
               NAME                                    5-YEAR EMPLOYMENT HISTORY
               ----                               -----------------------------------
William F. Patient*...............    Mr. Patient (age 64) is Chairman of the Board of Geon, and
                                      has served in this capacity since Geon's initial public
                                        offering in April 1993. Mr. Patient served as Chief
                                        Executive Officer of Geon from April 1993 to May 1999, as
                                        President of Geon from April 1993 to February 1998 and as
                                        Senior Vice President of The B.F. Goodrich Company and as
                                        President of its Geon Vinyl Division from May 1989 to
                                        April 1993. Prior to joining The B.F. Goodrich Company,
                                        Mr. Patient held various positions with Borg-Warner
                                        Chemicals from 1962 to 1989. He serves on the Boards of
                                        Directors of National City Bank and Navistar International
                                        Corporation.
Thomas A. Waltermire*.............    Mr. Waltermire (age 49) is President, since February 1998, and Chief Executive Officer, since May 1999, of Geon. From
                                        May 1997 to February 1998, Mr. Waltermire served as
                                        Executive Vice President and Chief Operating Officer and,
                                        from October 1993 until May 1997, as Chief Financial
                                        Officer of Geon. Mr. Waltermire joined Geon as Senior Vice
                                        President and Treasurer in March 1993 just prior to Geon's initial public offering in April 1993. Prior to joining
                                        Geon, Mr. Waltermire held various positions with The B.F.
                                        Goodrich Company.
Donald P. Knechtges...............    Mr. Knechtges (age 57) is Senior Vice President, Business
                                      and Technology Development of Geon, and has served in this capacity since August 1995. Mr. Knechtges joined The B.F.
                                        Goodrich Company as an engineer in June 1965 and became
                                        Senior Vice President, Commercial in December 1991.
V. Lance Mitchell.................    Mr. Mitchell (age 39) is Vice President and General Manager,
                                      Compounds of Geon, and has served in this capacity since May
                                        1997. Mr. Mitchell joined The B.F. Goodrich Company as a
                                        Product Manager in 1989. Since then he has served as a
                                        Market Development Manager, Regional Sales Manager,
                                        Extrusion Business Director and Compound Business
                                        Director.
Clarence J. Nosal.................    Mr. Nosal (age 61) is Vice President and General Manager,
                                      Resin and Intermediates of Geon, and has served in this
                                        capacity since Geon's initial public offering in April
                                        1993. Mr. Nosal joined The B.F. Goodrich Company in 1967
                                        as a Project Manager. In 1987, he was named Vice President of Operations for the Geon Vinyl Division of The B.F.
                                        Goodrich Company.
Gregory L. Rutman.................    Mr. Rutman (age 56) is Vice President, General Counsel,
                                      Secretary and Assistant Treasurer of Geon, and has served in this capacity since Geon's initial public offering in
                                        April 1993. Mr. Rutman joined The B.F. Goodrich Company in
                                        October 1974. From 1985 until Geon's initial public
                                        offering in April 1993, he functioned as Staff Vice
                                        President of The B.F. Goodrich Company and Counsel to its
                                        Geon Vinyl Division.

                                                  PRINCIPAL OCCUPATION OR EMPLOYMENT;
               NAME                                    5-YEAR EMPLOYMENT HISTORY
               ----                               -----------------------------------
W. David Wilson...................    Mr. Wilson (age 45) is Vice President and Chief Financial
                                        Officer of Geon, and has served in this capacity since May
                                        1997. Mr. Wilson joined The B.F. Goodrich Company in 1978
                                        and served in a variety of financial management positions
                                        within its Chemical Group. He was named Controller of the
                                        Geon Vinyl Division in 1985 and later became Director of
                                        Marketing. He served as General Manager for Auseon
                                        Limited, Geon's wholly-owned Australian subsidiary, and
                                        Director of Business Management for Geon's Resin Division
                                        before being named Vice President and Chief Financial
                                        Officer in May 1997.
James K. Baker*...................    Mr. Baker (age 67) served as Vice Chairman of Arvin
                                        Industries, Inc., an auto parts supplier to the original
                                        equipment and replacement markets, until his retirement in
                                        April 1998. Mr. Baker served as Chief Executive Officer of
                                        Arvin Industries, Inc. from 1981 to 1993 and as Chairman
                                        from 1986 to February 1996. Mr. Baker serves on the Boards of Directors of Cinergy Corp., Tokheim Corp., Amcast
                                        Industrial Corp. and Veridian Corp., and served as
                                        Chairman of the United States Chamber of Commerce.
Gale Duff-Bloom*..................    Ms. Bloom (age 59) is President of Marketing and Company
                                        Communications of J.C. Penney Company, Inc., a major
                                        retailer. Ms. Bloom has served in her current position
                                        since February 1996. Ms. Bloom joined J.C. Penney in 1969
                                        and was elected Vice President and Director of Investor
                                        Relations in 1988. In 1990, Ms. Bloom was appointed to the positions of Senior Vice President and Associate Director
                                        of Merchandising. In 1993, she was appointed Executive
                                        Vice President and Director of Administration and, in
                                        1995, Senior Executive Vice President and Director of
                                        Personnel and Company Communications. Ms. Bloom serves on
                                        the Boards of Directors of Chase Bank of Texas and several professional and civic organizations. She is the most
                                        recent past Chair of The National Council of the Better
                                        Business Bureau.
J. Douglas Campbell*..............    Mr. Campbell (age 57) served as President and Chief
                                        Executive Officer and a Director of Arcadian Corporation, a
                                        nitrogen chemicals and fertilizer manufacturer, until his
                                        retirement in 1997. Mr. Campbell joined Arcadian
                                        Corporation as President and Chief Executive Officer in
                                        December 1992. Prior to joining Arcadian Corporation, he
                                        held various positions with Standard Oil (Ohio) and
                                        British Petroleum since 1966, most recently as Deputy
                                        Chief Executive Officer of BP Chemicals.
D. Larry Moore*...................    Mr. Moore (age 62) served as President and Chief Operating
                                        Officer of Honeywell, Inc., a multinational manufacturer of controls for use in homes, buildings, industry, and space
                                        and aviation, until his retirement in 1997. In 1987, Mr.
                                        Moore became Vice President of Honeywell's Commercial
                                        Flight Systems Group, and in 1989 he became President of
                                        Honeywell's Space and Aviation business. In 1990, he
                                        became Executive Vice President and Chief Operating
                                        Officer of Honeywell's Industrial and Space and Aviation
                                        businesses. In April 1993, he was elected President and
                                        Chief Operating Officer. Mr. Moore serves on the Boards of
                                        Directors of Reynolds Metals Company, Cordant Technologies
                                        Inc. and Howmet Corporation.

                                                  PRINCIPAL OCCUPATION OR EMPLOYMENT;
               NAME                                    5-YEAR EMPLOYMENT HISTORY
               ----                               -----------------------------------
R. Geoffrey P. Styles*............    Mr. Styles (age 68) served as Vice Chairman of the Royal
                                      Bank of Canada until his retirement in December 1987. He is currently Chairman and a Director of Grosvenor
                                        International Holdings Ltd. Mr. Styles is also a Director
                                        of several Canadian corporations, including The Royal
                                        Trust Company, Echo Bay Mines Ltd. and Onex Corporation.
Farah M. Walters*.................    Ms. Walters (age 54) is President and Chief Executive
                                      Officer of University Hospitals and has served in this
                                        capacity since 1992. Ms. Walters joined University
                                        Hospitals in 1986. She held positions of increasing
                                        responsibility until her appointment as Chief Executive
                                        Officer in 1992. In 1993, she was appointed to Hillary
                                        Rodham Clinton's National Health Care Reform Task Force.
                                        Ms. Walters is a Director of LTV Corporation, Kerr-McGee
                                        Corporation, University HealthSystem Consortium in
                                        Chicago, Illinois, Cleveland Tomorrow, the Greater
                                        Cleveland Hospital Association and University Circle,
                                        Inc., and is also on the visiting committee of Case
                                        Western Reserve University's Weatherhead School of
                                        Management.

     The Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The business address of each such person is One Geon Center, Avon Lake, Ohio 44012-0122, and each such person is a United States citizen.

                                                      POSITION WITH THE PURCHASER
                                                  (PRINCIPAL OCCUPATION OR EMPLOYMENT;
               NAME                                    5-YEAR EMPLOYMENT HISTORY)
               ----                               ------------------------------------
Donald P. Knechtges...............    Chairman, President, Chief Executive Officer and Director.
                                      See biography above.
John L. Rastetter.................    Mr. Rastetter (age 52) is Vice President, Chief Financial
                                      Officer and a Director of the Purchaser. Mr. Rastetter is
                                        Director, Planning and Business Development of Geon, and
                                        has served in this capacity since June 1997. Mr. Rastetter joined The B.F. Goodrich Company in September 1970, and
                                        held a variety of financial management positions with its
                                        Tire Division before joining the Geon Vinyl Division in
                                        1989. Prior to his present position with Geon, Mr.
                                        Rastetter served as Operations Controller, BFG
                                        Intermediates of Geon.
Gregory L. Rutman.................    Vice President, General Counsel, Secretary, Treasurer and
                                      Director. See biography above.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of O'Sullivan or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

                  By Mail:                           By Hand/Overnight Delivery:
        Tender & Exchange Department                 Tender & Exchange Department
               P.O. Box 11248                             101 Barclay Street
           Church Street Station                      Receive and Deliver Window
          New York, NY 10286-1248                         New York, NY 10286

                            Facsimile Transmission:
                                 (212) 815-6213
                          For Confirmation Telephone:
                                 (212) 815-6173

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                 Banks and brokerage firms call: (800) 662-5200
                    Shareholders please call: (800) 566-9061

                      The Dealer Manager for the Offer is:

                           MCDONALD INVESTMENTS INC.
                               A KEYCORP COMPANY
                           McDonald Investment Center
                              800 Superior Avenue
                           Cleveland, Ohio 44114-2603